UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCANA Corporation

(Exact name of registrant as specified in its charter)

                                          South Carolina                                                                           57-0784499

(State or other jurisdiction of incorporation or organization)                                     (I.R.S. employer identification number)

100 SCANA Parkway, Cayce, South Carolina                                               29033

(Address of principal executive offices)                                                      (Zip code)

SCANA Corporation Director Compensation and Deferral Plan

(Full title of the plan)

Ronald T. Lindsay
Senior Vice President and General Counsel
SCANA Corporation
100 SCANA Parkway, Cayce, South Carolina  29033

(Name and address of agent for service)

(803) 217-6044

(Telephone number, including area code, of agent for service)

Copy To:

John W. Currie
McNair Law Firm, P.A.
1221 Main Street, Suite 1800
Columbia, SC  29201
(803) 799-9800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per share (1)	price (1)	registration fee

Common Stock	150,000 shares	$39.58	$5,937,000	$690

(1)
Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices paid for a share of the registrant’s common stock on June 6, 2011 as reported in the New York Stock Exchange’s consolidated reporting system.

Part II

Incorporation of Contents of Prior Registration Statements

           Except as superseded by information contained in this registration statement, the contents of registration statement
No. 333-119618 are incorporated herein by reference.

Item 5.  Interests of Named Experts and Counsel.

At May 31, 2011, Ronald T. Lindsay, Esquire, who is Senior Vice President and General Counsel, and a full-time employee, of the registrant, owned beneficially approximately 1,203 shares of the registrant’s common stock.

Item 6.  Indemnification of Directors and Officers.

    The South Carolina Business Corporation Act of 1988 permits indemnification of the registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, the registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The registrant’s articles of incorporation provide that no director of the registrant shall be liable to the registrant or its shareholders for monetary damages for breach of his fiduciary duty as a director occurring after April 26, 1989, except for (i) any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions, or (iv) any transaction from which the director derived an improper personal benefit.

    The registrant has entered into indemnification agreements with each of its directors and certain of its officers.  The indemnification agreements generally provide that the registrant will indemnify each of the covered directors and officers for claims arising in such person’s capacity as a director, officer, employee or other agent of the registrant or its subsidiaries, provided that, among other things, such director and/or officer acted in good faith and with a view to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable grounds for believing that his or her conduct was unlawful. The indemnification agreements also provide for payment for or reimbursement of reasonable expenses incurred by an indemnitee who is a party to a proceeding in advance of final disposition of the proceeding under certain circumstances.

Item 8. Exhibits.

Exhibits required to be filed with this registration statement are listed in the Exhibit Index following the signature page.  Certain of such exhibits which have heretofore been filed with the Securities and Exchange Commission and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.

SIGNATURES

      The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cayce, State of South Carolina, on June 9, 2011.

(REGISTRANT)                                      SCANA Corporation

By:	/s/Kevin B. Marsh
(Name & Title):	Kevin B. Marsh, President, Chief Operating Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

  (i) Principal executive officer and director:

By:	/s/William B. Timmerman
(Name & Title):	William B. Timmerman, Chairman of the Board, Chief Executive Officer and Director
Date:	June 9, 2011

 (ii) Principal financial officer:

By:	/s/Jimmy E. Addison
(Name & Title):	Jimmy E. Addison, Senior Vice President and Chief Financial Officer
Date:	June 9, 2011

(iii) Principal accounting officer:

By:	/s/James E. Swan, IV
(Name & Title):	James E. Swan, IV, Controller
Date:	June 9, 2011

(iv) Other directors:

* B. L. Amick, J. A. Bennett, S. A. Decker, D. M. Hagood, J. W. Martin, III, J. M. Micali,
 L. M. Miller, J. W. Roquemore, M. K. Sloan and H. C. Stowe

* Signed on behalf of each of these persons:

By:	/s/Ronald T. Lindsay
(Name & Title):	Ronald T. Lindsay
Attorney-in-Fact
Date:	June 9, 2011

EXHIBIT INDEX

Exhibit No.	Description
4.01	Restated Articles of Incorporation of SCANA Corporation, as adopted on April 26, 1989 (Filed as Exhibit 3-A to Registration Statement No. 33-49145 and incorporated by reference herein)
4.02	Articles of Amendment dated April 27, 1995 (Filed as Exhibit 4-B to Registration Statement No. 33-62421 and incorporated by reference herein)
4.03	Articles of Amendment effective April 25, 2011 (Filed herewith)
4.04	Bylaws of SCANA Corporation as amended and restated as of February 19, 2009 (Filed herewith)
4.05	SCANA Corporation Director Compensation and Deferral Plan (including amendments through April 21, 2011) (Filed herewith)
5.01	Opinion Re Legality (Filed herewith)
23.01	Consent of Deloitte & Touche LLP (Filed herewith)
23.02	Consent of Ronald T. Lindsay (Included in his opinion in Exhibit 5.01)
24.01	Power of Attorney (Filed herewith)
99.01
First Supplemental Indenture dated as of November 1, 2009 to Indenture dated as of November 1,
1989 between SCANA Corporation and The Bank of New York Mellon
Trust Company, N. A. (successor to The Bank of New York), as Trustee (Filed herewith)

99.02	Junior Subordinated Indenture dated as of November 1, 2009 between SCANA Corporation and U. S. Bank National Association, as Trustee (Filed herewith)
99.03	First Supplemental Indenture to Junior Subordinated Indenture referred to in Exhibit 99.02 dated November 1, 2009 (Filed herewith)
99.04	SCANA Corporation Executive Deferred Compensation Plan (including amendments through December 31, 2009) (Filed herewith)
99.05	SCANA Corporation Supplemental Executive Retirement Plan (including amendments through December 31, 2009) (Filed herewith)
99.06	SCANA Corporation Long-Term Equity Compensation Plan as amended and restated (including amendments through December 31, 2009) (Filed herewith)
99.07	SCANA Corporation Supplementary Executive Benefit Plan (including amendments through December 31, 2009) (Filed herewith)
99.08	SCANA Corporation Short-Term Annual Incentive Plan (including amendments through December 31, 2009) (Filed herewith)
99.09	SCANA Corporation Supplementary Key Executive Severance Benefits Plan (including amendments through December 31, 2009) (Filed herewith)
99.10	Service Agreement between South Carolina Electric & Gas Company and SCANA Services, Inc., effective January 1, 2004 (Filed herewith)